Filed Pursuant to Rule 433

Dated May 23, 2012

Registration Statement No. 333-162182

McDONALD’S CORPORATION

USD 500 Million 0.750% Medium-Term Notes Due 2015

Summary of Terms

Issuer:	McDonald’s Corporation
Ratings:	A2 / A / A (Moody’s / Standard & Poor’s / Fitch)*
Trade Date:	May 23, 2012
Settlement Date:	May 29, 2012
Maturity Date:	May 29, 2015
Security Description:	SEC-Registered Senior Unsecured Fixed Rate Medium-Term Notes
Total Principal Amount:	USD 500,000,000
Coupon:	0.750%
Issue Price:	99.725% of the principal amount
Yield to Maturity:	0.843%
Spread to Benchmark Treasury:	T + 45 basis points
Benchmark Treasury:	0.250% 3-year note due May 15, 2015
Benchmark Treasury Yield:	0.393%
Coupon Payments:	Pays Semi-Annually on the 29th day of May and November, beginning November 29, 2012
Day Count:	30 / 360
Redemption Provision:	Callable at any time at a make-whole price of the greater of (a) 100% of the principal amount, or (b) discounted present value at Treasury Rate plus 7.5 basis points
Joint Bookrunners:	Goldman, Sachs & Co.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Morgan Stanley & Co. LLC
Wells Fargo Securities, LLC
CUSIP:	58013MEP5

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer or any agent participating in the offering will arrange to send you the prospectus if you request it by calling McDonald’s Corporation toll-free at 1-800-228-9623; Goldman, Sachs & Co. toll-free at 1-866-471-2526; J.P. Morgan Securities LLC collect at 1-212-834-4533; Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322; Morgan Stanley & Co. LLC toll-free at 1-866-718-1649; or Wells Fargo Securities, LLC toll-free at 1-800-326-5897.

* A credit rating is not a recommendation to buy, sell or hold securities.  It may be subject to revision or withdrawal at any time by the assigning credit rating agency.  Each credit rating is applicable only to the specific security to which it applies.  Investors should make their own evaluation as to whether an investment in the security is appropriate.